Exhibit 10(iii)A(71)

AMENDMENT NO. 2

TO ACUITY BRANDS, INC. AMENDED AND RESTATED

SEVERANCE AGREEMENT

THIS AMENDMENT made as of this 23rd day of July, 2007, by and between Acuity Brands, Inc. (the “Company”) and John K. Morgan (“Executive”);

WHEREAS, the Company and Executive entered into an Amended And Restated Severance Agreement, dated as of August 1, 2005, which agreement was previously amended on April 21, 2006 (“Severance Agreement”); and

WHEREAS, Executive has entered into an amended and restated employment letter agreement with the Company, dated as of July 23, 2007 (“Employment Agreement”), providing for certain changes in Executive’s employment arrangements with the Company; and

WHEREAS, the Employment Agreement provides that the Severance Agreement shall be amended to reflect Executive’s new title and responsibilities and in certain other respects;

NOW, THEREFORE, the Severance Agreement is hereby amended, as follows:

1.

The first paragraph of Section 1 is hereby amended by deleting the proviso at the end of the first sentence of the present section and substituting the following in lieu thereof:

“; provided, further, that in the event of a Change in Control of the Company (as defined in Section 2.11 below), the Term of this Agreement shall not expire prior to the expiration of three (3) years after the occurrence of such Change in Control.”

2.

Section 2.6 is hereby amended by deleting the present Section in its entirety and substituting the following in lieu thereof:

“2.6	“Good Reason”. A “Good Reason” for termination by Executive of Executive’s employment with the Company shall mean the occurrence during the Term (without Executive’s express consent) of any of the acts by the Company set forth below, or failures by the Company to act, and such act or failure to act has not been corrected within thirty (30) days after written notice of such act, or failure to act, is given by Executive to the Company.

(a)	a change in Executive’s title of President and Chief Executive Officer of Acuity Specialty Products Group, Inc. or Executive Vice President of the Company or a material adverse change in Executive’s duties and responsibilities, provided that the termination of Executive as an Executive Vice President of the Company at the effective time of the Spinoff shall not constitute a Good Reason for termination by Executive;

(b)	the relocation of the principal office where Executive is required to work to a location more than fifty (50) miles from the City of Atlanta, Georgia (i) for more than six (6) months, or (ii) if for less than six (6) months, without providing for Executive to travel to and from Atlanta, Georgia on a periodic basis at the Company’s expense;

(c)	a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in effect on the date of this Agreement, unless such reduction is consistent with reductions being made at the same time for other executive officers of the Company;

(d)	a material reduction in the aggregate benefits provided to Executive by the Company under its “employee benefits plans”, as defined in Section 3(3) of ERISA (“Company Employee Benefit Plans”), on the date of this Agreement, except in connection with a reduction in such benefits which is consistent with reductions being made at the same time for other executive officers of the Company;

(e)	an insolvency or bankruptcy filing by the Company; or

(f)	a material breach by the Company of this Agreement.

3.

Section 2.9 is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“2.9	Change in Control Agreement - An agreement between Executive and the Company providing for the payment of compensation and benefits to Executive in the event of Executive’s termination of employment under certain circumstances following a Change in Control of the Company (as defined in Section 2.11 below).”

4.

Section 2 is hereby amended by adding the following definitions to the end of the present section:

“2.11	Change in Control - A change in control of the Company as defined in the Executive’s Change in Control Agreement, as it may be amended from time to time.”

“2.12	Spinoff - The proposed distribution by the Company of the stock of Acuity Specialty Products Group, Inc. to the stockholders of the Company.”

5.

Section 3 is hereby amended by deleting the first paragraph of the present Section in its entirety and substituting the following in lieu thereof:

“3.	SCOPE OF AGREEMENT

This Agreement provides for the payment of compensation and benefits to Executive in the event his employment (i) is involuntarily terminated by the Company without Cause, provided, that, the termination of Executive as an Executive Vice President of the Company at the effective time of the Spinoff shall not constitute an involuntary termination without Cause, or (ii) is terminated by Executive for Good Reason. If Executive is terminated by the Company for Cause, dies, incurs a Disability or voluntarily terminates employment (other than for Good Reason), this Agreement shall terminate, and Executive shall be entitled to no payments of compensation or benefits pursuant to the terms of this Agreement; provided, that in such events, Executive shall be subject to the restrictive covenants set forth in the amended and restated employment letter agreement, dated July 23, 2007, between the

Company and Executive and not the Restrictive Covenants set forth in Section 5 below; provided, further, that in such events, Executive will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare (except for a severance plan or program), retirement, deferred compensation, or other plan or program maintained by the Company.

6.

The first paragraph of Section 4 is hereby amended by adding the following after the word “Cause” in the first line of the present Section:

“provided that the termination of Executive as an Executive Vice President of the Company at the effective time of the Spinoff shall not constitute an involuntary termination without Cause”

7.

Section 5.1 is hereby amended by deleting the present Section in its entirety and substituting the following in lieu thereof:

5.	CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION.

5.1 In consideration of the compensation and benefits paid or provided to Executive pursuant to this Agreement, Executive agrees that for a period equal to the Restricted Period (as defined in Section 1(E) of Exhibit B) following his involuntary termination by the Company without Cause or Executive’s termination of his employment for Good Reason, Executive shall comply with the noncompetition, non-solicitation, non-recruitment and non-disclosure restrictions attached hereto as Exhibits B, C, and D respectively (the “Restrictive Covenants”). The Company and Executive recognize that Executive may experience periodic material changes in his job title and/or to the duties, responsibilities or services that he is called upon to perform on behalf of the Company. If Executive experiences such a material change, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit B hereto reflecting such material change. Moreover, in the event of any material change in corporate organization (including, without limitation, spin-offs, split-offs, or public offerings of subsidiaries’ stock) on the part of the Direct Competitors set forth in Exhibit B hereto, the parties agree to amend Exhibit B, as necessary, at the Company’s request, in order to reflect such change. Upon execution, any such written modification to Exhibit B shall represent an enforceable amendment to this Agreement and shall augment and supplant the definitions of the terms Executive Services or Direct Competitor set forth in Exhibit B hereto, as applicable.

8.

The current Exhibits B, C, and D are hereby deleted in their entirety and the Exhibits B, C, and D attached to this Amendment are hereby substituted in lieu thereof.

9.

This Amendment to the Severance Agreement shall be effective as of the date of this Amendment. Except as hereby modified, the Severance Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

ACUITY BRANDS, INC.

By:	/s/ Vernon J. Nagel

/s/ John K. Morgan
JOHN K. MORGAN

EXHIBIT B

TO AMENDED AND RESTATED SEVERANCE AGREEMENT

NON-COMPETITION AND NON-SOLICITATION COVENANT

1.	DEFINITIONS

Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Agreement. For purposes of Exhibits B, C and D, “ASP” means Acuity Specialty Products Group, Inc. or its successors. In addition, the following terms used in this Exhibit “B” shall have the following meanings:

(A) “ASP’s Business” is defined as the manufacture or sale of the classes of products listed in paragraph (B), below.

(B) “Direct Competitor” means the following entities: (1) Ecolab Inc.; (2) JohnsonDiversey Inc.; (3) NCH Corporation; (4) State Industrial Products Corporation; (5) Rochester Midland Corporation; (6) Amrep, Inc.; and (7) Ondeo Nalco Company, as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the United States of America, but only to the extent each, and only with respect to the business operation which, engages in the manufacture and/or sale of one or more of the following classes of products: specialty chemical products, cleaners, degreasers, absorbents, sanitizers, deodorizers, polishes, floor finishes, sealants, lubricants, disinfectants, janitorial supplies, paint strippers, paint removers, rust strippers, soaps and detergents, bleaches, fabric softeners, liquid sweeping compounds, aerosol gasket forming compositions, non-slip adhesive film for brakes, tire and rubber mat dressings, floor waxes, asphalt and tar removers, concrete removers, vehicle drying agents, vehicle rain repellant and glass treatment, steam cleaning compositions, chemical preparations for unclogging pipes and septic tank cleaning, spill treatments, anti-seize compounds, treatment products for hazardous solvents, pesticides, pest control products and/or drain care products, preparations for killing weeds, fungicides, herbicides, rodenticides, vermicides, insect repellants, ground control chemicals, power operated industrial and commercial cleaning equipment (namely, sprayers, fog sprayers, steam cleaning machines, pressure washers, and air agitation cleaners and pumps for use in connection therewith, steam cleaners, vacuum cleaners, carpet cleaning and shampooing machines, floor cleaning and polishing machines and parts associated therewith), manually operated cleaning equipment and accessories (namely, brooms, dustpans, scrubbing brushes, mops, squeegees, dispensers for floor wax, buckets, mop wringers, sponges, scouring pads, plastic janitorial mats, wiping cloths, steel wool, chamois skins, soap and chemical dispensers, towel and sanitary napkin dispensers, cleaning gloves, pails and parts therefore, and waste receptacles).

(C) “Customers” shall mean customers of ASP that Executive (i) contacted directly or indirectly or otherwise serviced on behalf of ASP during the two-year period preceding the termination of Executive’s employment with the Company; or (ii) about whom Executive possessed Confidential Information during such two-year period.

(D) “Executive Services” means those principal duties and responsibilities that Executive performed on behalf of the Company during his employment, within twenty-four (24) months prior to the date hereof, as President and Chief Executive Officer of Acuity Specialty Products Group, Inc. and Executive Vice President of Acuity Brands, Inc., in which capacity Executive: (1) served as a member of a group of Executives responsible for a multi-profit center organization, with responsibility for the profitability of two or more distinct profit centers; (2) developed, coordinated and executed efforts directed towards enhancing branding, marketing, and business development capabilities; (3) worked to develop strategic customers and key channels of distribution; (4) coordinated with departmental heads concerning material business issues; (5) analyzed operations to pinpoint opportunities and areas that may have needed to be reorganized, down-sized, or eliminated; (6) conferred with other Executives to coordinate and prioritize planning concerning material business issues; (7) studied short-term and long-range economic trends and projects, prospects for future growth in overall sales and market share, opportunities for acquisitions or expansion into new product areas; (8) served as a member of the Acuity Leadership Team, reviewing, discussing, evaluating, and participating in decisions concerning material business and management issues, cost structures, sales and growth opportunities, crisis management, strategic prospects, personnel issues, litigation matters, leadership goals, and performance targets; and (9) provided support and analysis for key leadership analysis requirements; and

(E) “Restricted Period” means a period equal to the lesser of: (i) the “Severance Period” in the Severance Agreement, namely, a period equal to the lesser of: (x) twenty-four (24) months from the Executive’s Date of Termination, or (y) the number of months (rounded to the nearest month) from the Executive’s Date of Termination until the date he attains age 65; provided, however, that the Severance Period shall in no event be less than six (6) months; or (ii) the period Base Salary is paid to Executive under Section 4.1 of the Severance Agreement; provided, however, that if the Company’s cessation of payments of Base Salary results from Executive’s failure to comply with the Restrictive Covenants (as set forth in Exhibits B, C and D), the Restricted Period shall be the Severance Period.

2.	ACKNOWLEDGEMENTS

Executive acknowledges that during the period of his employment as President and Chief Executive Officer of Acuity Specialty Products Group, Inc. and Executive Vice President of Acuity Brands, Inc., Executive has and will render executive, strategic and managerial services, including the Executive Services, to and for ASP and Acuity throughout the United States, which are special, unusual, extraordinary, and of peculiar value to ASP and Acuity. Executive further acknowledges that the services he performs on behalf of ASP and Acuity, including the Executive Services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have nationwide impact throughout the United

States. Executive further acknowledges and agrees that: (a) ASP and Acuity’s business is, at the very least, national in scope; (b) these restrictions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of ASP and Acuity; and (c) should Executive engage in or threaten to engage in activities in violation of these restrictions, it would cause ASP and Acuity irreparable harm which would not be adequately and fully redressed by the payment of damages to ASP and Acuity. In addition to other remedies available to ASP and Acuity, ASP and Acuity shall accordingly be entitled to seek injunctive relief in any court of competent jurisdiction for any actual or threatened breach by Executive of the provisions of this Exhibit B. Executive further acknowledges that he will not be entitled to any compensation or benefits from Acuity or ASP or any of its affiliates in the event of a final non-appealable judgment that he materially breached his duties or obligations under this Exhibit B.

3.	NON-COMPETITION

Executive agrees that while employed by the Company and for a period equal to the Restricted Period thereafter, he will not, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), engage in, provide or perform any of the Executive Services on behalf of any Direct Competitor anywhere within the United States. This provision will not prohibit Executive from working for a Direct Competitor in a product area that is not competitive with ASP’s Business as defined above. Nothing in this provision shall divest Executive from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

4.	NON-SOLICITATION OF CUSTOMERS

During the Restricted Period, Executive will not, directly or indirectly, solicit Customers for the purpose of providing goods and services competitive with ASP’s Business.

5.	SEPARABILITY

Executive acknowledges that the foregoing non-competition covenant is a separate and distinct obligation of Executive and is deemed to be separable from the remaining covenants of the Agreement and its various exhibits. If any of the provisions of the foregoing covenant should ever be deemed to exceed the time, geographic, product, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law. If any particular provision of the foregoing covenant is held to be invalid, the remainder of the covenant and the remaining obligations of the Agreement and its various exhibits shall not be affected thereby and shall remain in full force and effect.

EXHIBIT C

TO AMENDED AND RESTATED SEVERANCE AGREEMENT

NON-RECRUITMENT COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit “C” shall have the following meanings:

(A) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(B) “Restricted Period” means the period set forth in Paragraph 1(E) of Exhibit B.

2.	NON-RECRUITMENT COVENANT

During the Restricted Period, the Executive will not, directly or indirectly, for himself or on behalf of any other Person, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any employee of Acuity or ASP or ASP’s business to terminate such employee’s position with Acuity or ASP, whether or not such employee is a full-time or temporary employee of Acuity or ASP and whether or not such employment is pursuant to a written agreement, for a determined period or at will.

3.	SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in the other Exhibits to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.

EXHIBIT D

TO AMENDED AND RESTATED SEVERANCE AGREEMENT

NON-DISCLOSURE COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit “D” shall have the following meanings:

(A) “Trade Secrets” means Confidential Information constituting a trade secret under applicable law.

(B) “Confidential Information” means any information, without regard to form, relating to ASP’s clients, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including but not limited to technical or non-technical data, compilations (including compilations of customer information), programs, methods, devices, techniques, processes, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to ASP by third parties that ASP is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two-year period following Executive’s termination of employment.

(C) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(D) “Restricted Period” means the period of set forth in Paragraph 1(E) of Exhibit B.

2.	NON-DISCLOSURE COVENANT

The Executive will not, directly or indirectly, for himself or on behalf of any other Person, use for the Executive’s own benefit or disclose to any other party, any Trade Secrets or Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, provided, further that in the event disclosure is required by such an order or subpoena, Executive shall promptly notify the Company prior to making any such disclosure so that the Company may seek an appropriate protective order to protect its interests. The foregoing confidentiality obligations shall continue (A) with respect to all Trade Secrets, at all times so long as such Trade Secrets constitute trade secrets under applicable law, and (B) with respect to all Confidential Information, at all times during the Restricted Period.

3.	SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in the other Exhibits to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.